Exhibit 99.2

WorldGate Raises $7.55 Million in Private Placement

Trevose, Pa., June 25, 2004 — WorldGate Communications, Inc. (NASDAQ: WGAT) today announced the completion of a private placement of $7.55 million of its Series A Convertible Preferred Stock and Warrants with several institutional investors. The financing was led by Satellite Strategic Finance Associates, LLC, a private investment fund.

The proceeds of the financing are expected to allow the Company to complete development and field trials of the Company’s Ojo video phone product, and to provide working capital as the Company launches its Ojo video phones later this year.

Ojo is the first true-to-life video phone that provides jitter-free video, perfectly synchronized audio and video, with a stylish design, and all the features people want in a video phone such as video messaging and a cordless handset. Ojo works with broadband cable and DSL Internet connections.

“This funding greatly improves WorldGate’s competitive positioning,” says Hal Krisbergh, WorldGate Chairman and Chief Executive Officer.  “We expect Ojo to revolutionize the way people communicate via telephone. I was particularly pleased that Ojo was used to conduct discussions leading to the closing of the transaction. The ability to conduct face to face discussions without having to travel expedited this transaction.  Our goal is to have Ojo’s groundbreaking technology available to consumers for the Christmas selling season through our alliance with Motorola.  The funding today provides us with capital that we need to work toward this goal and addresses our cash requirements well into next year.”

The preferred stock to be issued pursuant to this placement is convertible into WorldGate common stock at a conversion price of $2.35 per share. WorldGate has the right to require conversion of the preferred stock into common stock upon achieving certain price targets with respect to its common stock and the satisfaction of certain other conditions. As part of the transaction, WorldGate issued five-year warrants to purchase a total of 1.6 million shares of WorldGate common stock, with one-half of the warrants having an exercise price of $2.69 per share and the remaining half having an exercise price of $3.14 per share. The preferred stock has a dividend rate of 5% per annum, payable quarterly, which may be paid either by cash or through the issuance of common stock at WorldGate’s option (with stock payments being made at a 10% discount to the then current market price). The preferred stock has a staged maturity over three years with scheduled payments of one third due after 18 months, one half of the remaining due after 24 months and the balance due after 36 months. The preferred stock may be redeemed at maturity in cash or through the issuance of common stock, at WorldGate’s option (with stock payments being made at the then current market price).  All dividend and maturity payments made in stock are subject to the satisfaction of certain conditions including the listing and availability of an effective registration statement. The investors also received an additional investment right, for a limited period of time, to purchase 1.6 million additional common stock shares at $3.14 a share.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from applicable registration requirements. The Company has agreed to file a registration statement on Form SB-2 within 30 days after the closing of the transaction for purposes of registering the shares of Common Stock for resale upon conversion of the preferred stock and exercise of the warrants.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will,” “believes,” “plans,” “expects,” “anticipates,” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
Press contact:	Company Contact:
Tim Cifelli	Joel Boyarski
Vice President	SVP and CFO
Gregory FCA	WorldGate Communications, Inc.
27 West Athens Avenue	3191 Tremont Ave.
Ardmore, Pa. 19003	Trevose, Pa. 19053
610-642-8253	215-354-5312
tim@GregoryFCA.com	jboyarski@wgate.com